UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2023

BIO-key International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13463 (Commission File Number)	41-1741861 (I.R.S. Employer Identification No.)

101 Crawfords Corner Road
Suite 4116
Holmdel, NJ 07733
(Address of principal executive offices) (Zip Code)

(732) 359-1100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BKYI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2023, BIO-key International, Inc. (the “Company”) entered into and closed a securities purchase agreement (the “Securities Purchase Agreement”) with Dillon Hill Investment Company LLC (the “Investor”), pursuant to which the Company issued in a private placement (the “Private Placement”) common units (“Common Units”), each consisting of one share of common stock, par value $0.0001 (“Common Stock”), and one common warrant to purchase one and one-half shares of Common Stock (“Common Warrants”), at a purchase price of $0.175 per Common Unit and pre-funded units (“Pre-Funded Units”), each consisting of one pre-funded warrant to purchase one share of Common Stock (“Pre-Funded Warrants” and, together with the Common Warrants, the “Warrants”) and one Common Warrant, at a purchase price of $0.174 per Pre-Funded Unit.* In the aggregate, the Company issued to the Investor 872,502 shares of Common Stock, 2,270,335 Pre-Funded Warrants, and 4,714,285 Common Warrants pursuant to the Securities Purchase Agreement.

The gross proceeds to the Company from the Private Placement were approximately $550,000, before deducting estimated offering expenses payable by the Company. The Company expects to use the net proceeds for working capital and other general corporate purposes.

The Common Warrants will become exercisable six months following closing and will be exercisable at $0.175 per share. The Pre-Funded Warrants are exercisable immediately following closing and will be exercisable at $0.001 per share. The Warrants contain blocker provisions which prohibit the exercise of the applicable Warrant if after such exercise the Investor would beneficially own in excess of 4.99% of the Company’s issued and outstanding Common Stock. This limitation may be increased by the Investor to 9.99% on 61 days’ prior written notice.

Pursuant to the Securities Purchase Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) within 45 calendar days of December 20, 2023 registering the resale by the Investor of the shares of Common Stock included in the Common Units and the shares of Common Stock issuable upon exercise of the Warrants. The Company will use commercially reasonable efforts to cause such registration statement to become effective as soon as reasonably practicable, but in any event within 150 days following December 20, 2023. The Securities Purchase Agreement contains customary representations, warranties and covenants of the parties thereto.

The foregoing descriptions of the Securities Purchase Agreement, Common Warrants and Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the Securities Purchase Agreement, form of Common Warrant, and form of Pre-Funded Warrant, which are filed as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

*All share amounts (and the related purchase prices and exercise prices) set forth in this Current Report on Form 8-K are presplit and do not give effect to the 1-for-18 reverse stock split, which became effective on December 21, 2023.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Based in part on the representations of the Investor in the Securities Purchase Agreement, the offer and sale of the securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D thereunder. The sale of the securities did not involve a public offering and was made without general solicitation or general advertising to one accredited investor, as such term is defined in Rule 501(a) of Regulation D under the Securities Act. The Company paid a placement agent fee in the amount of 7% of the gross proceeds from the sale of the securities to Maxim Group LLC, a broker dealer registered under the Securities Exchange Act of 1934, as amended.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.

Item 8.01	Other Events.

On December 21, 2023, the Company issued a press release announcing the Private Placement and the entry into the Securities Purchase Agreement. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

4.1	Form of Common Warrant (filed herewith)
4.2	Form of Pre-Funded Warrant (filed herewith)
10.1	Securities Purchase Agreement, dated as of December 20, 2023, by and between BIO-key International, Inc. and Dillon Hill Investment Company LLC (filed herewith)
99.1	Press Release dated December 21, 2023 (furnished herewith)
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: December 21, 2023
	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer